EPOCH’S BOARD OF DIRECTORS DECLARES SPECIAL CASH DIVIDEND

NEW YORK — (BUSINESS WIRE) — November 30, 2011 — Epoch Holding Corporation (“Epoch” or the “Company”) (Nasdaq: EPHC), a leading investment manager and investment adviser, today announced that its Board of Directors has declared a special cash dividend of $0.75 per share on the Company's common stock, payable on January 4, 2012 to stockholders of record at the close of business on December 22, 2011.  The aggregate dividend payment will total approximately $17.5 million based on the number of shares of common stock currently outstanding.

“Given our strong current liquidity position and our confidence in the growth of the business, the Board has decided to return a portion of our cash balances to our shareholders with a special dividend,” stated William W. Priest, Chief Executive Officer.  “Our financial position and liquidity allow us to return value to shareholders through dividends and share repurchases, while continuing to invest in growth initiatives.”

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940, as amended. Investment management and investment advisory services are the Company's sole line of business. Headquartered in New York, the Company's investment strategies include U.S. Equity (All Cap, Large Cap, SMID Cap and Small Cap Value; Choice), Global Equity (Shareholder Yield, Choice, Absolute Return and Small Cap) and International Small Cap.

For more information about Epoch contact Clive Gershon at Epoch Investment Partners, Inc. 212-991-5404, cgershon@eipny.com  or visit Epoch's website at www.eipny.com.

Safe Harbor Statement

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and government regulations. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see "Risk Factors" and "Forward-Looking Statements" in our Form 10-K for the year ended June 30, 2011. Other factors besides those listed in "Risk Factors" and "Forward-Looking Statements", and those listed above, could also adversely affect our revenues, financial condition, results of operations and business prospects. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.